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                                                                    EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Atmos Energy Corporation on Form S-3 of our report dated March 11, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 and No. 145 as described in Note 1 of the Notes to the Financial Statements), related to the consolidated financial statements of TXU Gas Company and subsidiaries as of December 31, 2003 and 2002, and for the three years ended December 31, 2003, appearing in Atmos Energy Corporation's Current Report on Form 8-K filed on July 7, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of that Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
August 27, 2004